Exhibit 99.1

INVESTOR CONTACT:	Lois Lee
loislee@invacare.com
440-329-6435

INVACARE REPORTS STRONG RESULTS FOR SECOND QUARTER 2021

Robust net sales increase driven by growth in all product categories
Strengthening demand and revenue growth expected for remainder of 2021
Full year 2021 financial guidance reaffirmed

ELYRIA, Ohio - (August 4, 2021) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended June 30, 2021.

Key Metrics (2Q21* versus 2Q20)
•Reported net sales increased 15.1% to $225.9 million, and constant currency net sales(a) increased 7.8%, reflecting growth across all product categories.
◦Double-digit growth in Europe and North America fueled strong constant currency net sales increase of 14.9% in mobility & seating products.
◦Continued demand for respiratory products led to constant currency net sales growth of 10.4%.
•Gross profit as a percent of net sales was 26.9%, a decrease of 200 basis points, with 80% of the decline attributable to supply chain-related disruptions which impacted the timing of receipt of inventory. Gross profit benefited from favorable product mix, offset by higher freight and material costs.
•SG&A expense increased by $6.4 million, or 11.1%, and constant currency SG&A(b) increased by $3.0 million, or 5.2%. Prior year SG&A expense benefited from reduced commercial expenses, including lower commission expense, and discretionary spending given the significant impact of the pandemic on the sales team's ability to access customers.
•Operating loss was $3.5 million, a decline of $1.3 million, due to higher SG&A expense, partially offset by higher gross profit related to revenue growth and lower restructuring costs.
•Adjusted EBITDA(c) was $5.5 million, a decline of $1.2 million.
•Free cash flow(d) usage was $27.2 million, an increase of $25.4 million. To support our net sales growth in 2Q21, the increased usage included a larger investment in working capital. The current quarter free cash flow usage reflects higher accounts receivable of $20.2 million and increased inventory levels of $11.1 million.

* Date format is quarter and year in each instance

Key Financial Results (2Q21 versus 2Q20)

(in millions USD)	2Q21	2Q20	$ Change Fav/(Unfav)	% Change Fav/(Unfav)
Net Sales	$225.9	$196.3	$29.6	15.1%
Constant Currency Net Sales (1)	$211.6	$196.3	$15.3	7.8%
Gross Profit	$60.8	$56.7	$4.2	7.4%
Gross Profit % of Net Sales	26.9%	28.9%		(200 bps)
SG&A	$63.8	$57.4	$(6.4)	(11.1)%
Constant Currency SG&A (1)	$60.4	$57.4	$(3.0)	(5.2)%
Operating Loss	$(3.5)	$(2.2)	$(1.3)	(56.1)%
Adjusted EBITDA	$5.5	$6.6	$(1.2)	(17.5)%
Free Cash Flow Usage	$(27.2)	$(1.9)	$(25.4)	--
(1) Based on 2Q20 FX rates
Executive Summary
Reflecting on 2Q21 results, Matt Monaghan, chairman, president, and chief executive officer, said "I want to first thank all our associates who put in extraordinary efforts to support our customers as we all recover from the impacts of the pandemic. Through their hard work, we achieved high single-digit constant currency net sales growth, with increases in all product categories. Importantly, mobility & seating products rebounded strongly with constant currency net sales growth of 17.9% in Europe and 12.6% in North America.

While the easing of healthcare restrictions in key markets was slower than anticipated, we are seeing steady improvement in access to our customers and end users. As a result, and similar to 1Q21, we experienced high demand and strong order intake, and coupled with continuing parts shortages resulted in excess order backlog at the end of 2Q21 of $15 million, consistent with consolidated levels at the end of 1Q21. The excess order backlog, primarily in Europe, is expected to be fulfilled through the remainder of the year as our service levels are expected to normalize.

On the cost side, we saw good improvement in gross margin from favorable sales mix and the benefit of prior actions to optimize the business. These were more than offset by supply chain related disruptions as our factories endured more changeover and shifting production plans to deal with intermittent parts shortages and shipment delays, which accounted for 80% of the margin decline. Higher material, freight and logistics costs, offset by favorable sales mix, accounted for the other 20%. Our operations team is very focused on improving efficiency and cost. We view these disruptions as temporary and are taking actions to rectify them. As we implement these actions, we expect gross margin to rebound through the remainder of the year.

Looking forward, profitability and free cash flow are expected to accelerate as we head into our seasonally stronger second half of the year and as our supply chain mitigation efforts increase in effectiveness. As a result, we remain confident in our ability to achieve our previously stated full year financial guidance."

Commenting on the company's financial results, Kathy Leneghan, senior vice president and chief financial officer stated, "I am pleased with our strong sales performance and have clear indications that it will continue as expected through the rest of 2021. As sales strengthened, free cash flow was also impacted with higher levels of accounts receivable that we expect to be collected during the second half of the year. In addition, as previously disclosed, the company increased inventory levels to mitigate supply chain disruptions and to prepare for the expected sequential sales growth in the latter half of the year. We anticipate this investment in inventory will convert to cash in the second half of 2021 and enable us to achieve our full year free cash flow guidance."

Reaffirms Full Year 2021 Guidance

The company reaffirms its financial guidance for the full year 2021 consisting of:

•Constant currency net sales growth in the range of 4% to 7%;
•Adjusted EBITDA improvement of 41%, to $45 million; and,
•Free cash flow of $5 million.

In many of the company's key markets, the easing of restrictions on access to healthcare during 2Q21 was slower than previously assumed. Importantly, order intake continued in 2Q21 at higher levels than the prior year, resulting in elevated backlog at the end of 2Q21 as compared to historical levels, and comparable to 1Q21 levels. The company expects that as the year progresses, restoration of access to healthcare in countries and channels will continue to improve and accelerate sales growth.

Based on positive trends in each of the segments through July 2021, including the level of new order intake, and the anticipated fulfillment of excess backlog, constant currency net sales are anticipated to increase sequentially in 3Q21 and 4Q21. Adjusted EBITDA and free cash flow should benefit from sales growth driven by favorable product mix and gross margin expansion from improvements in manufacturing efficiency. While the company anticipates ongoing supply chain challenges over the next few quarters, it is continuing to take actions to mitigate the impact, where possible.

2Q21 Segment Results versus 2Q20

(in millions USD)	Net Sales				Operating Income (Loss)
	2Q21	2Q20	Reported % Change	Constant Currency % Change	2Q21	2Q20	% Change
Europe	$121.3	$101.9	19.0%	7.0%	$5.0	$2.2	129.6%
North America	96.2	86.6	11.2	10.1	1.6	4.8	(67.0)
All Other	8.3	7.8	6.2	(7.7)	(9.5)	(7.7)	(23.1)

Globally, net sales improved year-over-year but continued to be impacted by supply chain challenges related to transportation and logistics, and parts shortages delaying receipt of components. These disruptions limited the conversion of orders to shipments and resulted in unfavorable manufacturing variances. The impact of these temporary disruptions was approximately 160 basis points of margin on a consolidated basis, incurred in North America and Europe. The company is taking various actions to reduce the impact on the business, including investing in increased inventory, much of which was received in the latter part of 2Q21. In addition, the company reduced work hours in certain locations to align to the anticipated timing of receipt of components.

Europe - Reported net sales increased 19.0% and constant currency net sales increased 7.0% with higher sales of mobility & seating and lifestyle products partially offset by declines in respiratory products. Growth in mobility & seating and lifestyle products reflect the improving restoration of access to healthcare and the easing of public health restrictions across Europe. Gross profit increased by $5.7 million and was flat as a percentage of net sales. Gross profit benefited from net sales growth and favorable product mix offset by higher freight costs and supply chain disruptions. Operating income was $5.0 million, an increase of $2.8 million, due to increased gross profit as a result of higher net sales partially offset by increased SG&A expense. Operating income for 2Q20 included a gain of $1.0 million from the sale of a Germany facility.

North America - Reported net sales increased 11.2% with strong growth in mobility & seating and respiratory products. Constant currency net sales increased 10.1% with higher sales across all product categories. Growth in mobility & seating and lifestyle product net sales reflects improved access to healthcare professionals and institutions. Gross profit declined $0.9 million, or 160 basis points as a percentage of net sales, driven primarily by supply chain-related disruptions, increased material and freight costs, partially offset by favorable product mix. Operating income decreased by $3.2 million primarily due to reduced gross profit and higher SG&A expense.

All Other - Reported net sales in the Asia Pacific region increased 6.2%. Constant currency net sales decreased 7.7% due to lower sales of lifestyle and mobility & seating products, primarily as a result of continued global shipping issues partially offset by increased respiratory sales. Operating loss for All Other increased $1.8 million primarily as a result of lower profitability in the Asia Pacific business impacted by lower net sales, unfavorable gross margin due to higher material and logistics costs, and higher SG&A expense.

Financial Condition

The company's cash and cash equivalents balances were $78.3 million, $86.1 million and $105.3 million at June 30, 2021, March 31, 2021, and December 31, 2020, respectively. The reduction in cash in the quarter was primarily the result of cash used to fund working capital needs and capital expenditures.

Free cash flow usage in 2Q21 was $27.2 million, unfavorable by $25.4 million as compared to 2Q20. As a result of sales growth during the quarter, free cash flow usage reflects working capital investments with increased accounts receivable of $20.2 million, which resulted in an increase in days sales outstanding of 7.4 days at the end of the quarter. In addition, free cash flow usage reflects increased inventory levels of $11.1 million, including an additional investment to mitigate supply chain disruptions and in preparation of the expected sequential sales growth in the second half of the year. 2Q20 free cash flow reflected a benefit of $9.9 million of VAT and tax deferrals, which started to be repaid in 2021. The company anticipates the investment in working capital in 2Q21 will convert to cash during the second half of 2021 and generate full-year positive free cash flow.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its second quarter 2021 financial results on Thursday, August 5, 2021 at 8:30 AM ET. Those wishing to participate in the live call should dial 888-220-8474, or for international callers 786-789-4776, and enter Conference ID 8101322. A simultaneous webcast of the call will be accessible at https://ctevents.webex.com/ctevents/onstage/g.php?MTID=e9cd2518fa2241fcddaf26a1b9ccc010e. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 8101322 and PIN 2918, through August 12, 2021. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

Upcoming Investor Events

•August 17, 2021 - Needham Med Tech & Diagnostics 1x1 Conference (virtual)
•September 9, 2021 - Morgan Stanley Global Healthcare Conference (virtual)
•September 14, 2021 - Baird Global Healthcare Conference (virtual)

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures and distributes medical devices that help people to move, breathe, rest, and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease (COPD), elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors, and government health services in North America, Europe, and Asia Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, statements related to the expected effects on the company’s business of the COVID-19 pandemic; sales and free cash flow trends; the impact of contingency plans and cost containment actions; the company’s liquidity and working capital expectations; the company’s future financial results; and similar statements. Actual results may differ materially as a result of various risks and uncertainties, including the duration and scope of the COVID-19 pandemic, the pace of resumption of access to healthcare, including clinics and elective care, and loosening of public health restrictions, or any reimposed restrictions on access to healthcare or tightening of public health restrictions and impact on the demand for the company’s products; the availability and cost to the company of needed raw materials and components from its suppliers; actions that governments, businesses and individuals take in response to the pandemic, including mandatory business closures and restrictions on onsite commercial interactions; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the effects of steps the company takes to reduce operating costs; the inability of the company to sustain profitable sales growth, achieve anticipated improvements in segment operating performance, convert high inventory or accounts receivable levels to cash or reduce its costs to maintain competitive prices for its products; lack of market acceptance of the company's new product innovations; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives, such as its new product introductions, commercialization plans, additional investments in sales force and demonstration equipment, product distribution strategy in Europe, supply chain actions and global information technology outsourcing and ERP implementation activities; possible adverse effects on the company's liquidity, including the company's ability to address future debt maturities; adverse changes in government and third-party payor reimbursement levels and practices in the U.S.; adverse impacts of new tariffs or increases in commodity prices or freight and logistics costs; regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of the company's facilities at any time and governmental investigations or enforcement actions; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF INCOME (LOSS) - (UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Net sales	$225,864	$196,300	$422,066	$414,740
Cost of products sold	165,046	139,650	306,610	295,102
Gross Profit	60,818	56,650	115,456	119,638
Selling, general and administrative expenses	63,765	57,404	122,586	119,142
Gain on sale of business	—	(200)	—	(9,790)
Charges related to restructuring activities	547	1,685	2,099	3,077
Operating Income (Loss)	(3,494)	(2,239)	(9,229)	7,209
Loss on debt extinguishment including debt finance charges and fees	—	6,599	709	6,599
Interest expense - net	6,084	7,031	11,814	13,647
Loss Before Income Taxes	(9,578)	(15,869)	(21,752)	(13,037)
Income tax provision	1,120	750	2,990	2,850
Net Loss	(10,698)	(16,619)	(24,742)	(15,887)

Net Loss per Share—Basic	$(0.31)	$(0.48)	$(0.71)	$(0.47)

Weighted Average Shares Outstanding—Basic	34,969	34,437	34,732	34,111

Net Loss per Share—Assuming Dilution *	$(0.31)	$(0.48)	$(0.71)	$(0.47)

Weighted Average Shares Outstanding—Assuming Dilution	35,620	34,479	35,450	34,198
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* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) PER SHARE
TO ADJUSTED NET LOSS PER SHARE(f)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2021	2020	2021	2020
Net Loss per share - assuming dilution*	$(0.31)	$(0.48)	$(0.71)	$(0.47)
Weighted average shares outstanding - assuming dilution (basic for periods in which there is a loss)	34,969	34,437	34,732	34,111
Net Loss	(10,698)	(16,619)	(24,742)	(15,887)
Income tax provision	1,120	750	2,990	2,850
Loss Before Income Taxes	(9,578)	(15,869)	(21,752)	(13,037)
Convertible debt discount amortization and accretion	877	2,862	1,747	5,594
Gain on sale of business	—	(200)	—	(9,790)
Loss on debt extinguishment including debt finance charges and fees	—	6,599	709	6,599
Adjusted Loss Before Income Taxes	(8,701)	(6,608)	(19,296)	(10,634)
Adjusted Income Taxes	1,120	750	2,990	3,838
Adjusted Net Loss(e)	$(9,821)	$(7,358)	$(22,286)	$(14,472)

Weighted average shares outstanding - assuming dilution (basic for periods in which there is a loss)	34,969	34,437	34,732	34,111
Adjusted Net Loss per share(f) - assuming dilution*	$(0.28)	$(0.21)	$(0.64)	$(0.42)
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"Adjusted net loss per share" and "adjusted net loss" are non-GAAP financial measures, which are defined at the end of this press release.

*Net loss per share assuming dilution and adjusted net loss per share(f) assuming dilution are calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA(c)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2021	2020	2021	2020
Net Loss	$(10,698)	$(16,619)	$(24,742)	$(15,887)
Income tax provision	1,120	750	2,990	2,850
Interest expense - net	6,084	7,031	11,814	13,647
Loss on debt extinguishment including debt finance charges and fees	—	6,599	709	6,599
Operating Income (Loss)	(3,494)	(2,239)	(9,229)	7,209
Gain on sale of business	—	(200)	—	(9,790)
Depreciation and amortization	4,185	3,253	8,264	6,660
EBITDA	691	814	(965)	4,079
Charges related to restructuring activities	547	1,685	2,099	3,077
Stock compensation expense	4,230	4,126	5,810	5,326
Adjusted EBITDA(c)	$5,468	$6,625	$6,944	$12,482

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"Adjusted EBITDA(c)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in two primary business segments: North America and Europe with each selling the company's primary product categories, which includes: lifestyle, mobility and seating and respiratory therapy products. Sales in Asia Pacific, which do not meet the quantitative criteria for determining reportable segments, are reported in All Other and include products similar to those sold in North America and Europe. Intersegment revenue for reportable segments was $22,893,000 and $42,396,000 for the three and six months ended June 30, 2021 compared to $26,434,000 and $53,671,000 for the three and six months ended June 30, 2020. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended			Six Months Ended
(In thousands)	June 30			June 30
	2021	2020	Change	2021	2020	Change
Revenues from external customers
Europe	$121,296	$101,894	$19,402	$234,071	$222,862	$11,209
North America	96,247	86,569	9,678	172,221	173,540	(1,319)
All Other (sales in Asia Pacific)	8,321	7,837	484	15,774	18,338	(2,564)
Consolidated	$225,864	$196,300	$29,564	$422,066	$414,740	$7,326

Operating income (loss)
Europe	$4,992	$2,174	$2,818	$8,824	$9,024	$(200)
North America	1,590	4,812	(3,222)	(785)	2,767	(3,552)
All Other	(9,529)	(7,740)	(1,789)	(15,169)	(11,295)	(3,874)
Charge related to restructuring activities	(547)	(1,685)	1,138	(2,099)	(3,077)	978
Gain on sale of business	—	200	(200)	—	9,790	(9,790)
Consolidated operating income (loss)	(3,494)	(2,239)	(1,255)	(9,229)	7,209	(16,438)
Loss on debt extinguishment including debt finance charges and fees	—	(6,599)	6,599	(709)	(6,599)	5,890
Net interest expense	(6,084)	(7,031)	947	(11,814)	(13,647)	1,833
Loss before income taxes	$(9,578)	$(15,869)	$6,291	$(21,752)	$(13,037)	$(8,715)

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“All Other” consists of operating income (loss) associated with the company's businesses in the Asia Pacific region and unallocated corporate selling, general and administrative ("SG&A") expenses and intersegment eliminations, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following tables provide net sales changes by segment as reported and as adjusted to exclude the impact of foreign exchange translation and divestitures (constant currency net sales(a)) for the three-month periods referenced below. The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended June 30, 2021 compared to June 30, 2020:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	19.0%	12.0%	—%	7.0%
North America	11.2	1.1	—	10.1
All Other (sales in Asia Pacific)	6.2	13.9	—	(7.7)
Consolidated	15.1%	7.3%	—%	7.8%

Six months ended June 30, 2021 compared to June 30, 2020:

	Reported	Foreign Exchange Translation Impact	Divestiture Impact	Constant Currency
Europe	5.0%	9.8%	—%	(4.8)%
North America	(0.8)	0.7	—	(1.5)
All Other (sales in Asia Pacific)	(14.0)	13.3	(15.3)	(12.0)
Consolidated	1.8%	6.2%	(0.7)%	(3.7)%

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"Constant currency net sales(a)" is a non-GAAP financial measure, which is defined at the end of this press release.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands)	June 30, 2021	December 31, 2020
Assets
Current Assets
Cash and cash equivalents	$78,252	$105,298
Trade receivables, net	120,710	108,588
Installment receivables, net	176	379
Inventories, net	144,543	115,484
Other current assets	40,000	44,717
Total Current Assets	383,681	374,466
Other Assets	5,795	5,925
Intangibles, net	28,312	27,763
Property and Equipment, net	60,465	56,243
Finance Lease Assets, net	68,529	64,031
Operating Lease Assets, net	14,144	15,092
Goodwill	412,922	402,461
Total Assets	$973,848	$945,981
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$110,373	$85,424
Accrued expenses	109,113	126,273
Current taxes payable	3,459	3,359
Current portion of long-term debt	13,134	5,612
Current portion of finance lease obligations	3,438	3,405
Current portion of operating lease obligations	5,371	6,313
Total Current Liabilities	244,888	230,386
Long-Term Debt	299,473	239,441
Long-Term Obligations - Finance Leases	68,276	63,137
Long-Term Obligations - Operating Leases	8,598	8,697
Other Long-Term Obligations	71,723	70,474
Shareholders’ Equity	280,890	333,846
Total Liabilities and Shareholders’ Equity	$973,848	$945,981

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH PROVIDED (USED) BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended		Six Months Ended
(In thousands)	June 30		June 30
	2021	2020	2021	2020
Net cash provided (used) by operating activities	$(22,290)	$6,514	$(36,050)	$(3,325)
Plus:
Sales of property and equipment	—	389	23	393
Less:
Purchases of property and equipment	(4,929)	(8,758)	(9,047)	(10,879)
Free Cash Flow(d) (usage)	$(27,219)	$(1,855)	$(45,074)	$(13,811)

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"Free Cash Flow(d) is a non-GAAP financial measure, which is defined at the end of this press release.

Definitions of Non-GAAP Financial Measures
(a) "Constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. The "Business Segments Net Sales" table accompanying this press release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three and six months ended June 30, 2021 and June 30, 2020, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as selling, general and administrative ("SG&A") expense excluding the impact of foreign currency translation and further adjusted to exclude the impact of the sale of Dynamic Controls, which was sold in March 2020 and not deemed a discontinued operation for financial reporting purposes. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(c) "Adjusted EBITDA" is a non-GAAP financial measure, which is defined as earnings before interest, taxes, depreciation and amortization and calculated as net loss plus: income taxes, interest expense-net, loss on debt extinguishment including debt finance charges and fees, net gain on sale of business, and depreciation and amortization, as further adjusted to exclude charges related to restructuring activities, and share-based compensation expense. It should be noted that the company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate Adjusted EBITDA in the same manner. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) to Adjusted EBITDA” table included in this press release.
(d) "Free cash flow" is a non-GAAP financial measure, which is defined as net cash provided (used) by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. The company believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation from Net Cash Used by Operating Activities to Free Cash Flow” table included in this press release.
(e) "Adjusted net loss" is a non-GAAP financial measure, which is defined as net loss before income tax provision and excluding convertible debt discount amortization and accretion recorded in interest expense ($0.9 million and $1.7 million for the three and six months ended June 30, 2021, respectively, and $2.9 million and $5.6 million for the three and six months ended June 30, 2020, respectively), loss on debt extinguishment including debt finance charges and fees ($0.0 million and $0.7 million for the three and six months ended June 30, 2021, respectively, and $6.6 million for the three and six months ended June 30, 2020), gain on sale of business ($0.2 million and $9.8 million pre-tax for the three and six months ended June 30, 2020, respectively) and additional adjusted income taxes ($1.0 million for the three and six months ended June 30, 2020). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis as well as the impact from the sale of Dynamic Controls, which was sold in March 2020. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Income (Loss) per Share to Adjusted Net Loss Per Share” table included in this press release.
(f) "Adjusted net loss per share" is a non-GAAP financial measure, which is defined as adjusted net loss(e) divided by weighted average shares outstanding, assuming dilution (which uses basic shares outstanding in periods with a loss). It should be noted that the company's definition of adjusted net loss per share may not be comparable to similar measures disclosed by other companies because not all companies and financial analysts calculate adjusted net loss per share in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted net loss per share as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation of Net Loss Per Share to Adjusted Net Loss per Share” table included in this press release.